EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-253071, 333-162502, and 333-162454 on Form S-3 and Registration Statement Nos. 333-228281, 333-222915, 333-209393, 333-214562, 333-219241, 333-205331, 333-172699, 333-51706, 333-234576 and 333-250200 on Form S-8 of our reports dated August 17, 2023, relating to the financial statements of Tapestry, Inc. and subsidiaries (“the Company”), and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of Tapestry, Inc. for the year ended July 1, 2023.

/s/ DELOITTE & TOUCHE LLP
New York, New York
August 17, 2023